MARKETPLACE FOR DEMAND ADVERTISERS AGREEMENT

This Mobfox Marketplace for Demand Advertisers Agreement owned and operated by Mobfox US LLC and its affiliated companies under the name MobFox ("Mobfox") consists of this Cover Page, the attached Terms and Conditions, and any additional Exhibits (collectively, this "**Agreement**") and is between Mobfox and the member identified below ("**Member**").

Cover Page

Effective Date: 1/17/19

Member: engageBDR, Inc

Address: 9220 W. Sunset Blvd, Suite 100, West Hollywood, CA 90069

Business Contact Name: Andy Dhanik

Business Contact Email: andy@engagebdr.com

Phone Number: 310-954-0751

Billing Contact Name: Christopher Kim

Billing Contact Email: Invoices@engagebdr.com

Term: "Initial Term" of 1 year beginning on the Effective Date, and automatically renewing for successive 1 year terms ("Renewal Term"); provided that either party may terminate this Agreement for convenience upon 30 days prior notice (collectively, the "Term"). Termination terms are shall be as described in the Terms and Conditions below.

Mobfox Marketplace for Demand Advertisers is the Mobfox Marketplace service that provides automated real-time bidding services for advertisers such as Member, buying available inventory from publishers who are sellers in the Mobfox Marketplace. Mobfox Marketplace is a second price, sealed-bid auction, where bidders submit their bids without knowing the bids of the other bidders in the auction, and in which the highest bidder wins, but the price paid is the second-highest bid.

Fees: Member will pay agreed fees capped at the Max Bid.

Payment: Mobfox will invoice Member monthly via email. Member will pay all amounts within 45 days of the invoice date.

Please note that the aforesaid summary of terms is listed for your convenience only and in any event of a discrepancy and/or inconsistency with the Terms and Conditions below, the Terms and Conditions shall prevail.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

Mobfox US LLC	Member: **engageBDR Inc**
Name:	Name: Andy Dhanik
Title:	Title: VP, Programmatic
Date:	Date: 1/17/19
Signature:	Signature: [signature]

Mobfox – Advertiser Terms of Service

1. AGREEMENT

1.1. The Mobfox Mobile Advertising Network provided by Mobfox US LLC ("Service"), owned and operated by Mobfox US LLC and its affiliated companies under the name Mobfox ("Mobfox"), is provided to you ("Member", "Advertiser") under the Terms and Conditions ("Terms") of this Advertiser Service Agreement, together with the additional terms addendum regarding the use of the Marketplace for Demand Advertisers attached hereto as **Annex A** to the extent relevant to you if you are a Demand Side Partner ("DSP") and any additional annexes (collectively, this "Agreement"), and any amendments thereto and any operating rules or policies.

1.2. By accepting the Terms of the Agreement, the Member:

(a) represents and warrants that Member is of at least 18 years of age;

(b) agrees to provide accurate, current and complete information about Member as prompted by the Account Registration Form;

(c) agrees to maintain and update this information to keep it accurate, current and complete;

1.3. By completing the account registration process, and clicking the "register" button, Member agrees to be bound by this agreement and acknowledges the establishment of an account on behalf of such Member (the "Account").

2. DESCRIPTION OF SERVICE

2.1. Subject to this Terms, Mobfox may in certain circumstances, including through third parties where appropriate, promote Advertiser's products and/or services designated by Advertiser at Mobfox Mobile Advertising Platform available at http://www.mobfox.com (the "Platform") by placing the Creative (as defined below) in such form and location within the Mobfox Mobile Advertising Network as Mobfox will decide, at its sole discretion and if requested providing access to the data analytics and audience targeting features for the purpose of providing the service.

2.2. **Editorial Review** – Without derogating from any other provision in this Agreement, Mobfox reserves the right, without any obligation herein, to review each ad individually, and has the right, to edit, refuse, reject or remove the Advertiser's ad and any Creative (as defined below) from the Services at any time and for any reason.

2.3. **Technical Support** - Members may receive technical help and resolve billing inquiries by contacting Mobfox Support via the Platform ticketing system. Should Member become dissatisfied with the Service in any way, Member will contact Mobfox support by emailing the relevant email address written below.

2.4. USE OF THE SERVICE SUBMISSIONS

By submitting material or web page listings to the Service (including information regarding the listing) you are irrevocably granting Mobfox, its licensees, and any entities in the Service, the right to use all parts of the material without limitation including, but not limited to, modifying it or using it commercially and authorizing others to do so.

3. REPRESENTATIONS

3.1. Each party to this Agreement represents and warrants that: (i) it has all necessary rights and authority to enter into and to perform its obligations hereunder, and that its signatory is fully authorized to agree to these terms; (ii) it will conduct its business and fulfill its obligations hereunder in compliance with its published privacy and other policies and with all applicable laws, rules and regulations.

3.2. Member represents and warrants that:

3.2.1. Member is the legal owner of the URL or any other digital media source ("Digital Media") specified in his Advertiser Account, an employee of the legal owner of the Digital Media or has obtained express written permission from the legal owner of the Digital Media in connection with the use of the Service with the aforementioned domain.

3.2.2. Member is the owner or is licensed to use the entire contents and subject matter contained in any creative such as image, text, programming code, graphic content or any combination thereof ("Creative");

3.2.3. any Creative is free of any virus or other any other device that could impair or injure any person, or entity, computer equipment or software;

3.2.4. any Creative does not violate any law or regulation, including those governing false or deceptive advertising, sweepstakes, gambling, or trade disparagement;

3.2.5. any Creative does not contain any misrepresentations or content that is defamatory or violates any rights of privacy or publicity;

3.2.6. any Creative does not contain any child pornography or link to such content;

3.2.7. any Creative does not contain any linking to software piracy;

3.2.8. any Creative does not contain or link to any form of illegal activity (i.e., how to build a bomb, hacking, etc.);

3.2.9. any Creative does not contain any gratuitous displays of violence, obscene or vulgar language, and abusive content or content which endorses or threatens physical harm;

3.2.10. any Creative does not contain any content promoting any type of hate-mongering (i.e., racial, political, ethnic, religious, gender-based, sexuality-based or personal, etc.);

3.2.11. any Creative does not participate in or transmit inappropriate newsgroup postings or unsolicited e-mail (spam);

3.2.12. Member will comply with all laws and regulations that may apply to Internet advertising, including, but not limited to the Children's Online Privacy Protection Act, the Can-Spam Act, the Federal Trade Commission Act and the Digital Millennium Copyright Act;

3.2.13. any Creative does not and will not infringe any copyright, trademark, patent or other proprietary right;

3.2.14. any Creative must comply with Mobfox Creative Guidelines attached hereto as Annex B as may be amended from time to time;

3.2.15. The Member's links and all advertisements contained in the links will be in a service compatible format, as such format may be established by Mobfox from time to time;

3.2.16. Member will comply with the privacy of the online community which is presented in https://www.mobfox.com/privacy-policy/.

3.3. Member hereby grants Mobfox a non-exclusive, royalty-free, limited, revocable worldwide right and license to reproduce, transmit, distribute, display and otherwise use all or some of the Creative for the purpose of carrying out Mobfox's obligations under this Agreement, including, without limitation, for the purpose of running and managing any campaign.

3.4. Member hereby grants Mobfox the non-exclusive, non-transferrable, revocable right to display Member's logo and description on Mobfox's website or any other media as part of Mobfox's client list.

4. MOBFOX REPORT

During the Services, Member will be granted access and may view the online reports relating to its activity within the Mobfox reporting system (the "Report"), which during the relevant month are only estimated non-final numbers that may be changed or adjusted by Mobfox until 15 days after the end of the relevant month. At the end of the month the reports will be frozen and within 15 days will include Mobfox's definitive numbers of earnings as maybe adjusted as aforesaid. Member agrees that Mobfox stats will serve as the basis for the calculation of Member's payments as described in section 5 below. Member will also maintain its own reports. Any discrepancy between Mobfox's reporting and Member's reporting will be resolved in good faith.

5. ADVERTISER FEES

5.1. Advertiser will be responsible for prepayment in the amount as will be determined by the Advertiser with a minimum deposit of $ 50.00.

5.2. Advertiser will be invoiced by Mobfox on a monthly basis according to the Reports upon completion of the calendar month in which the Services were provided and will pay such undisputed invoice amounts net+45 days from the date of invoice. Unless otherwise specified in writing on the invoice, Member will pay all applicable fees, taxes, commissions or the like. Any payment which is not rejected within 30 days from the date of invoice will be deemed to be approved by the Advertiser. Any rejection must be provided in writing and reasonably substantiated.

5.3. Member must have a $10.00 fund balance in Advertiser Account. In addition to any other rights, Mobfox may immediately remove Ad Materials in the event of non-payment by Advertiser within such time period.

5.4. All payment will be in U.S Dollars. All sums payable by Advertiser to Mobfox under this Agreement are exclusive of any sales tax, indirect or similar taxes chargeable on any supply to which those sums relate and Advertiser will be responsible for such payments.

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5.5. Member assumes no responsibility for paying income taxes or any other applicable taxes on behalf of Mobfox.

6. CLICK FRAUD

All ad campaigns are monitored for fraudulent and/or otherwise non-compliant activity by Mobfox. Any revenue believed to be generated by fraudulent or non-compliant clicks will be refunded to the Advertiser in good faith according to section 5.2 above.

7. TERMINATION OF SERVICE

7.1. **Termination by Mobfox**:

Mobfox may terminate the Service with or without cause at any time, effective immediately and without prior notice. Mobfox may terminate a Member via written or email notice as necessary at Mobfox's sole discretion. Mobfox will not be liable to Member or any third party for Termination of Service.

7.2. **Termination by a Member:** Member may terminate this Agreement upon 48 hours prior written notice (including via email) to Mobfox with or without cause at any time, effective upon expiration of the notice. Upon termination of the Service, by Mobfox or by a Member, Member's right to use the Service instantly ceases.

7.3. **TERMINATION FOR ILLEGAL OR OTHER ACTIVITY**

Mobfox may, but has no duty to, immediately terminate Member and remove it from the Service servers if, in its sole discretion, Mobfox concludes that Member is engaged in illegal activities or the sale of illegal or harmful goods or services or is engaged in activities or sales that may damage the rights of Mobfox or which are not permitted under this Agreement or others. Any termination under this section will take effect immediately, and Member expressly agrees that it will not have any opportunity to cure.

7.4. reserved

7.5. **DELETION OF INFORMATION:** Upon termination, Mobfox reserves the right to delete from its servers any and all information contained in Member's Account including, but not limited to, order processing information, mailing lists, and any data generated by the Service software.

7.6. **SURVIVAL:** The following sections will survive any termination of this Agreement: 7, 8, 9, 10, 11, 12, 13, 14, 15 and 16.

8. EXCLUSION OF WARRANTIES

8.1. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, MEMBER EXPRESSLY UNDERSTAND AND AGREES THAT MEMBER USE OF THE SERVICE IS AT MEMBER'S SOLE RISK AND THAT THE SERVICES ARE PROVIDED "AS IS" AND "AS AVAILABLE" WITHOUT ANY WARRANTIES.

8.2. IN PARTICULAR, MOBFOX, ITS SUBSIDIARIES AND AFFILIATES, AND ITS LICENSORS DO NOT REPRESENT OR WARRANT TO MEMBER THAT:

8.2.1. MEMBER USE OF THE SERVICE WILL MEET MEMBER'S REQUIREMENTS,

8.2.2. MEMBER USE OF THE SERVICE WILL BE UNINTERRUPTED, TIMELY, SECURE OR FREE FROM ERROR,

8.2.3. ANY INFORMATION OBTAINED BY MEMBER AS A RESULT OF MEMBER USE OF THE SERVICE WILL BE ACCURATE OR RELIABLE, AND

8.2.4. THAT DEFECTS IN THE OPERATION OR FUNCTIONALITY OF ANY SOFTWARE PROVIDED TO MEMEBER AS PART OF THE SERVICE WILL BE CORRECTED.

8.3. ANY MATERIAL DOWNLOADED OR OTHERWISE OBTAINED THROUGH THE USE OF THE SERVICE IS DONE AT MEMBER'S OWN DISCRETION AND RISK AND MEMBER WILL BE SOLELY RESPONSIBLE FOR ANY DAMAGE TO MEMBER COMPUTER SYSTEM OR OTHER DEVICE OR LOSS OF DATA THAT RESULTS FROM THE DOWNLOAD OF ANY SUCH MATERIAL.

8.4. NO ADVICE OR INFORMATION, WHETHER ORAL OR WRITTEN, OBTAINED BY MEMBER FROM MOBFOX OR THROUGH OR FROM THE SERVICE WILL CREATE ANY WARRANTY NOT EXPRESSLY STATED IN THE TERMS.

8.5. MOBFOX FURTHER EXPRESSLY DISCLAIMS ALL WARRANTIES AND CONDITIONS OF ANY KIND, WHETHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO THE IMPLIED WARRANTIES AND CONDITIONS OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

9. LIMITATION OF LIABILITY

9.1. MEMBER EXPRESSLY UNDERSTANDS AND AGREES THAT MOBFOX, ITS SUBSIDIARIES AND AFFILIATES, AND ITS LICENSORS WILL NOT BE LIABLE TO MEMBER AND/OR TO ANY THIRD PARTY FOR:

9.1.1. ANY RELIANCE PLACED BY MEMBER ON THE COMPLETENESS, ACCURACY OR EXISTENCE OF ANY ADVERTISING, OR AS A RESULT OF ANY RELATIONSHIP OR TRANSACTION BETWEEN MEMEBER AND ANY ADVERTISER OR SPONSOR WHOSE ADVERTISING APPEARS THROUGH THE SERVICE;

9.1.2. ANY CHANGES WHICH MOBFOX MAY MAKE TO THE SERVICE, OR FOR ANY PERMANENT OR TEMPORARY CESSATION IN THE PROVISION OF THE SERVICE (OR ANY FEATURES WITHIN THE SERVICE);

9.1.3. THE DELETION OF, CORRUPTION OF, OR FAILURE TO STORE, ANY CONTENT AND OTHER COMMUNICATIONS DATA MAINTAINED OR TRANSMITTED BY OR THROUGH MEMBER'S USE OF THE SERVICE;

9.1.4. MEMBER'S FAILURE TO PROVIDE MOBFOX WITH ACCURATE ACCOUNT INFORMATION;

9.1.5. MEMBER'S FAILURE TO KEEP ITS PASSWORD OR ACCOUNT DETAILS SECURE AND CONFIDENTIAL;

9.2. THE LIMITATIONS ON MOBFOX'S LIABILITY TO MEMEBER IN PARAGRAPH 9.1 ABOVE WILL APPLY WHETHER OR NOT MOBFOX HAS BEEN ADVISED OF OR SHOULD HAVE BEEN AWARE OF THE POSSIBILITY OF ANY SUCH LOSSES ARISING.

9.3. EXCEPT WITH RESPECT TO LIABILITIES ARISING OUT OF EITHER PARTY'S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS OR INDEMNIFICATION OBLIGATIONS HEREIN, NEITHER PARTY IS LIABLE TO THE OTHER PARTY HEREUNDER FOR ANY PUNITIVE, INCIDENTAL, INDIRECT, SPECIAL, RELIANCE OR CONSEQUENTIAL DAMAGES, INCLUDING LOST BUSINESS, REVENUE, OR ANTICIPATED PROFITS, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, AND WHETHER OR NOT THE PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGES. EXCEPT WITH RESPECT TO LIABILITIES ARISING OUT OF A PARTY'S CONFIDENTIALITY OBLIGATIONS OR INDEMNIFICATION OBLIGATIONS HEREIN, IN NO EVENT WILL EACH PARTY'S LIABILITY AND DAMAGES UNDER THIS AGREEMENT EXCEED THE SUM OF THE TOTAL AMOUNTS PAID OR PAYABLE BY MEMBER UNDER THIS AGREEMENT DURING THE 6 MONTHS IMMEDIATELY PRECEDING THE DATE THE CLAIM FIRST AROSE. THE

PARTIES AGREE THAT THE EXISTENCE OF MORE THAN ONE CLAIM SHALL NOT INCREASE THE FOREGOING LIMIT. THIS LIMITATION OF LIABILITY IS APPLICABLE TO THE FULLEST EXTENT PERMITTED UNDER THE APPLICABLE LAW.

9.4. INDEMNIFICATION

9.4.1. Each party ("Indemnitor") agrees to defend, indemnify, and hold harmless the other party (and their respective officers, directors, employees, shareholders, affiliates, representatives and agents) (collectively, "Indemnitee") from and against any and all claims, liabilities, losses, damages, injuries or expenses (including, without limitation, reasonable attorneys' fees, costs and expenses) directly or indirectly arising from any third party claim relating to (a) Indemnitor's violation of any applicable law or regulation; (b) Indemnitor's gross negligence or willful misconduct; (c) Indemnitor's breach of any representation or warranty given under this Agreement, or (d) infringement or violation of a third party's intellectual property, privacy or other rights by Indemnitor's products, services or, in case of Member being Indemnitor, Creative.

9.4.2. The Indemnitee must: (i) give the Indemnitor prompt written notice of the claim (in the event of delay in providing such notice, the Indemnitor shall be relieved of its obligations to the extent the delay prejudices its ability to effectively defend or settle the claim); (ii) cede full control over the defense and settlement of the claim to the Indemnitor (although the Indemnitor shall provide reasonable cooperation in the event the Indemnitee chooses to involve independent counsel at its own expense, provided that no settlement admitting liability on the part of the Indemnitee may be made without the express written consent of the Indemnitee; (iii) provide such reasonable assistance and cooperation in connection with the defense and settlement of the claim as the Indemnitor may reasonably request, at the Indemnitor's reasonable expense; and (iv) comply with any settlement or court order made in connection with the claim (provided that the Indemnitee shall not be unreasonably required to consent to any settlement that adversely affects its interests)."

10. COPYRIGHT AND TRADEMARK POLICIES:

10.1. Mobfox and its licensors own and will retain all right, title and interest in and to the Platform, the Mobfox Mobile Advertising Network and the Data (as defined below), including all Intellectual Property rights (as defined in Annex A) embodied therein. Subject to the license grant to Mobfox herein, Member and its licensors own and will retain all right, title and interest in and to the Creative, including all Intellectual Property rights embodied therein.

10.2. Mobfox reserves the right to: (i) respond to notices of alleged copyright infringement that comply with applicable international intellectual property law and (ii) terminate the accounts of repeat infringers, including disclosure of relevant Member information when required and Member agrees and acknowledges that any such disclosure is hereby permitted and will not be deemed to violate any other term in this Agreement.

10.3, No licenses to any Intellectual Property Rights of Member are granted or shall be implied hereunder except to the extent necessary for the fulfillment of the purposes of this Agreement set forth herein.

11. COLLECTION AND USE OF DATA

11.1. In connection with the operation of the Service, Mobfox may collect and receive end-user device information, end-user's session-based browsing behavior, number of impressions, aggregate performance statistics, http header information and any other data that Member elects to provide to Mobfox ("Data"). Member agrees that Mobfox may: (a) use such Data to provide the Service to Member; (b) use and store such Data for Mobfox's internal business purposes; (c) disclose such Data as may be required by law or legal process; and (d) use and disclose such Data when it is aggregated with similar information relating to other Mobfox Members or end-users and does not specifically identify the Member or end-user.

11.2. To the extent that any end-user's Data that is provided by Mobfox to Member includes personal data of individuals who are in the European Union, then Mobfox's Personal Data Processing Addendum (DPA), which is attached hereto as Annex C and serves as an integral part thereof, applies and the parties agree to comply with its terms.

12. OTHER CONTENT:

12.1. The mobile websites/applications may include hyperlinks to other mobile websites or content or resources. Mobfox may have no control over any mobile websites or resources which are provided by companies or persons other than Mobfox.

12.2. Member acknowledges and agrees that Mobfox is not responsible for the availability of any such external sites or resources, and does not endorse any advertising, products or other materials on or available from such mobile websites/applications or resources.

12.3. Without derogating from sections 8-9 above, Member acknowledges and agrees that Mobfox is not liable for any loss or damage which may be incurred by Member as a result of the availability of those external sites or resources, or as a result of any reliance placed by Member on the completeness, accuracy or existence of any advertising, products or other materials on, or available from, such mobile websites/applications or resources.

13. CHANGES TO THE TERMS:

13.1. Mobfox may make changes to the Service at any time. When these changes are made, Mobfox will make a new copy of the Agreement available at https://www.mobfox.com and be made available to Member from within, or through, the Service.

13.2. Member understands and agrees that if Member use the Service after the date on which the Agreement has changed, Mobfox will treat Member's use as acceptance of the updated Agreement.

14. CONFIDENTIALITY

Member or Mobfox may provide the other with information that is confidential and proprietary to that party or a third party, as is designated by the disclosing party or that ought to be considered confidential by the receiving party based on the nature of the information or materials and the circumstances of disclosure ("Confidential Information"). The receiving party agrees to make commercially reasonable efforts, but in no case less effort than it uses to protect its own Confidential Information, to maintain the confidentiality of and to protect any proprietary interests of the disclosing party. For three (3) years from the date of disclosure of the relevant Confidential Information: (a) the receiving party will not use the disclosing party's Confidential information other than in furtherance of the business relationship in accordance with these terms; and (b) the receiving party will not disclose the disclosing party's Confidential Information except to the receiving party's or its affiliates employees, contractors, directors, shareholders and legal and financial advisers who have a reasonable "need to know" and are bound by reasonable confidentiality obligations comparable to those herein. The receiving party will take the same precautions to safeguard the disclosing party's Confidential Information as for its own Confidential Information, but not less than reasonable measures. Each party retains exclusive ownership of its own Confidential Information. Confidential Information will not include: (i) information that is or becomes part of the public domain through no act or omission of the receiving party, or (ii) is lawfully received by the receiving party from a third party without restriction on use or disclosure and without breach of this Agreement or any other agreement without knowledge by the receiving party of any breach of fiduciary duty, or (iii) that the receiving party had in its possession prior to the date of this Agreement, or (iv) is disclosed pursuant to the order or requirement of a court, stock exchange, administrative agency, or other governmental body (provided receiving party uses reasonable diligence to limit disclosure, and to obtain confidential treatment for the relevant Confidential Information or an appropriate protective order, and has provided disclosing party reasonable notice to enable disclosing party to participate in the legal proceedings), or (v) was independently developed without any use of the Confidential Information of the disclosing party as established by written evidence. Member agrees that Mobfox may provide Member's basic details Account and Member's email to the publisher or any third party.

15. Reserved

16. GENERAL TERMS:

16.1. Sometimes when Member use the Service, Member may (as a result of, or through Member use of the Service) use a service or download a piece of software, or purchase goods, which are provided by another person or company. Member's use of these other services, software or goods may be subject to separate terms between Member and the company or person concerned. If so, the Agreement does not affect Member's legal relationship with these other companies or individuals.

16.2. The Agreement constitutes the whole legal agreement between Member and Mobfox and governs Member's use of the Service (however excluding any services which Mobfox may provide to Member under a separate written agreement), and completely replace any prior agreements between Member and Mobfox in relation to the Service.

16.3. This Agreement may not be assigned without the express prior written consent of the non-assigning party. Notwithstanding the foregoing, the assigning party shall not be required to obtain consent for assignment or transfer made by: (a) operation of law, or (b) to an entity that acquires substantially all of the party's stock, assets or business. Mobfox will be entitled to freely assign any of its rights and obligations in connection with this Agreement to any of its subsidiaries and/or affiliated companies by sending a 10 days prior written notice to the Member.

16.4. Member agree that Mobfox may provide Member with notices, including those regarding changes to the Agreement, by email, regular mail, or postings on the Service.

16.5. Failure of a party to require strict performance of any provision shall not affect that party's right to require strict performance thereafter. Waiver by either party of a breach of any provision shall not waive either the provision itself or any subsequent breach.

16.6. If any court of law, having the jurisdiction to decide on this matter, rules that any provision of the Agreement is invalid, then that provision will be removed from the Agreement without affecting the rest of the Terms. The remaining provisions of the Agreement will continue to be valid and enforceable.

16.7. Nothing herein contained shall give rise or is intended to give rise to any rights of any kind to any third parties.

16.8. Member and Mobfox are independent contractors, and nothing in this Agreement will create any joint venture, agency, franchise, sales representative, or employment relationship between the parties. Neither Party has the authority to make or accept any offers or representations on behalf of the other Party. The relationship between the parties is non-exclusive and this Agreement will not restrict either party form engaging in any promotion or advertisement relationship with any third party.

16.9 This Agreement may only be modified in writing by authorized representatives of the parties.

16.10 No party shall be liable for, or considered in breach of or default under this Agreement on account of, any delay or failure to perform as required as a result of any causes or conditions which are beyond such party's reasonable control and which such party is unable to overcome by the exercise of reasonable diligence; provided that the non-performing party gives prompt notice under the circumstance.

16.11 This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute one and the same instrument. For purposes hereof, a scanned or facsimile copy of this Agreement shall be deemed to be an original.

16.12. This Agreement, and your relationship with Mobfox under the Terms, will be solely and finally settled as follows:

16.12.1. US Residents: Disputes with US residents will be governed by and be construed according to the laws of the State of California, without regard to the conflict of laws provisions thereto. Any dispute arising under or in relation to this Agreement will be exclusively resolved in the competent court in the county of Los Angeles, California. "Any claim under this Agreement must be filed within one (1) year of the time such claim arose, regardless of any law to the contrary, otherwise such claim will be forever barred."

16.12.2. All other Jurisdictions: Disputes with the Members which are not residents of the US will be governed by and be construed according to the laws of England and Wales, without reference to conflict of laws principles. Without derogating from the Mobfox's right to seek injunctive relief in any jurisdiction it may deem proper, both parties agree that all disputes between the parties in connection with or arising out of the existence, validity construction, performance and termination of this Agreement (or any terms thereof), which the parties are unable to amicably resolve between themselves within 30 days, will be referred to arbitration in London in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce by one arbitrator appointed in

accordance with the said rules. Said arbitration will be conducted in English and the arbitrator will be obligated to reason his/her decisions.

17. CONTACT DETAILS

If you have any questions regarding the Agreement, please contact us:

mobfoxsupport@mobfox.com

Annex A

Marketplace for Demand Advertisers Agreement

The following terms will apply to you in connection with your activity as a DSP in addition to the Terms set forth above.

1. DEFINITIONS.

1.1. "Ads" means advertisements and any material that promotes a brand or products or services, and will include, without limitation, video ads, interstitial ads, ad banners, badges, buttons and text links, as sourced by Member for display on Inventory hereunder.

1.2. "Advertiser" means an advertiser, media buyer, ad-agency or other provider of Ads that is in the Member Network.

1.3. "Auction Clearing Price" is the second highest bid in the auction and the price at which the impression is sold to Member if Member wins the auction.

1.4. "Member Platform" Member's Demand Side Platform or Real Time Bidding Technology Partner, including all third-party Advertisers on the platform.

1.5. "End User" means any web or mobile end user that views, is able to view, or interacts with an Ad in connection with the Mobfox Services.

1.6. "Intellectual Property Rights" means copyright, trademark, patent, trade secret, moral right, privacy right, right of publicity, or any other intellectual property or proprietary right.

1.7. "Inventory" means elements of a website or application that a Publisher designates for placement of Ads.

1.8. "Max Bid" is the maximum bid established by Member or its Advertiser.

1.9. "Mobfox Marketplace" means the Mobfox platform and service for automated, real-time bidding to match Ads with Inventory.

1.10. "Mobfox RTB API" means the Mobfox version of an open RTB protocol, licensed pursuant to Free BSD license.

1.11. "Mobfox Services" means collectively, the mobfox Marketplace and the Mobfox UI, and all related user portals, technology and software, but specifically excluding the Mobfox RTB API.

1.12. "Mobfox UI" means the Member online interface through which Member can login and manage its Ad campaigns, as made available by Mobfox.

1.13. "Publisher" means a third-party seller of Inventory (typically a publisher) that owns or controls the sites or applications that host Inventory.

1.14. "Service Data" means any data that either party collects during delivery of Ads or performance of its obligations under this Agreement, including the End User device information, End User's session-based browsing behavior, number of impressions, http header information, and any other data that Member elects to provide to Mobfox.

2. LICENSES.

2.1 License to Mobfox Services. Subject to the terms and conditions of the Agreement, Member will have the right during the Term to access and us the Mobfox Marketplace solely for purposes of: (a) bidding for Inventory on the Mobfox Marketplace, and (b) receiving reports of advertising requests, impressions and other data related to the delivery of Ads through the Mobfox Marketplace.

2.2 License to Ads. During the Term, Member grants Mobfox a non-exclusive, royalty-free, worldwide, limited, non-transferable, revocable license under all of Member's applicable rights to serve, route and place Ads onto Inventory.

3. IMPLEMENTATION.

3.1 Disclosures. Member understands that (a) the highest bid may not always win an auction based on the functionality of the Mobfox Services (e.g., seller of Inventory specifies requirements on bidding terms, or specifies exclusions regarding who may buy its Inventory), (b) the Mobfox Marketplace

allows for transactions in real time and bids and offers may compete simultaneously against multiple other bids and offers, and (c) Member will have no recourse for any transaction that does not occur and Mobfox makes no guarantee regarding the level of impressions of Ads, the timing of delivery of such impressions or the amount of any payment to be made or due hereunder.

3.2 Service Modification. Mobfox reserves the right to modify or suspend the Mobfox Services in whole or in part at any time if Mobfox believes such modification is reasonably necessary in order to: (a) comply with applicable law or industry regulation, including the requirements of any self-regulatory program or framework; (b) to avoid or limit liability; (c) prevent errors or any other harm with respect to the Mobfox Services or other properties, services, web sites and applications serviced by the Mobfox Services; or (d) respond to Member's breach of this Agreement (e.g., failure to pay fees or breach or abuse of the Mobfox Services or End User). Mobfox may notify Member following any such modification or suspension.

3.3 Ad Removal. Member agrees that Mobfox has no obligation to monitor or edit the content of any Ads. Mobfox may remove or block any Ads if Mobfox reasonably determines that such action is appropriate to prevent errors or any other harm with respect to the Mobfox Service or avoid or limit Mobfox's liability.

3.4 Tracking. Mobfox will determine how to measure the number of impressions, inquiries, conversions, clicks, offers, installations, or other actions taken by third parties in connection with Ads, and all payment will be based on such measurements.

3.5 Mobfox Policies. Member will comply, and contractually require its third-party Advertisers within the Member Network to comply, with the Mobfox policies. Upon request, Member will reasonably assist Mobfox in enforcing the Mobfox policies vis-à-vis such third-party Advertisers in the Member Network.

4. OBLIGATIONS.

4.1 Member Responsibility. Member will be solely responsible for all aspects of dealing with its Advertisers (e.g., selling, collection of payment, client service), content and placement of Ads, and handling all inquiries of any type or nature. Member will be responsible for any acts or omissions of an Advertiser that is in breach of this Agreement or violation of any applicable laws.

4.2 Restrictions. Member will have no rights or licenses with respect to the Mobfox Services except as expressly provided in this Agreement and Mobfox reserves all rights not explicitly granted herein. Member may not (a) copy, distribute, rent, lease, lend, sublicense, transfer or make the Mobfox Services available to any third party outside of the Member Network, (b) decompile, reverse engineer, or disassemble the Mobfox Services, (c) create derivative works based on the Mobfox Services; or (d) modify, remove, or obscure any proprietary notices or legends that appear on the Mobfox Services or during the use and operation thereof.

4.3 Prohibited Actions. Member will not, and will not allow any third party to:

(a) generate queries, or impressions of or clicks on Ads through any automated, deceptive, fraudulent or other invalid means (including, click spam, robots, macro programs, and Internet agents); (b) encourage or require End Users to click on Ads through offering incentives or any other methods that are manipulative, deceptive, malicious or fraudulent; or (c) create or attempt to create a substitute or similar service or product through use of or access to any of the Mobfox Services or proprietary information related thereto.

4.4 Mobfox UI. Member must register for an account and can manage its campaigns and view all available performance metrics via the Mobfox UI, provided that Member acknowledges that such metrics are provided by a third party and may change at any time. Member is solely responsible for the security of its account and will be responsible for any activities of any person authorized by Member.

5. DATA

5.1 Mobfox; Service Data. In connection with the operation of the Mobfox Services, Mobfox may collect and receive Service Data. Member agrees that Mobfox may, so long as such use and storage is in compliance with all applicable laws, rules, and regulations: (a) use such information to provide the Mobfox Services to Member and its Advertisers; (b) use and store such information for Mobfox's internal business purposes; (c) disclose such information as may be required by law or legal process;

and (d) use and disclose such information when it is aggregated with similar information relating to other Mobfox Members or End Users, and does not specifically identify the Member or End User.

5.2 Member; Service Data. Member and its Advertisers may use Service Data to deliver the applicable Ad so long as such use is (a) in compliance with all applicable privacy policies, laws, rules, regulations and industry self-regulatory regimes relating to the collection, use and disclosure of Service Data (including but not limited to applicable restrictions on retargeting, merging with other data, and use of PII or sensitive data); and (b) and that it provides any notices and options, and obtains any consents or authorizations End Users that may be required in connection therewith.

5.3 User Volunteered Data. If Member or Advertiser collects any User Volunteered Data via an Ad, Member or Advertiser must expressly disclose to such individual End User that such collection is solely on behalf of Member or its Advertiser (versus Mobfox). As between Mobfox and Member, User Volunteered Data will be solely collected and handled by Member or its Advertiser and will be subject to Advertiser's posted privacy policy. "User Volunteered Data" means any personally identifiable or sensitive information of End Users collected by Member or its Advertiser directly via any Ad.

5.4 User Device Identifiable Information. Member or Advertiser will not merge any User Device-Identifiable Information data that identifies an End User's device (DII - Device-Identifiable Information) with Personally Identifiable Data (PII) held by the Member or Advertiser, or to otherwise re-identify the individual, for personalized advertising purposes without obtaining the individual's opt-in consent.

6. Effect of Termination.

Sections 4, 5, 6, 7 will survive expiration or termination of the Agreement. Upon termination or expiration of the Agreement for any reason, all licenses granted herein will terminate and Member will discontinue all use of the Mobfox Services.

7. OWNERSHIP. As between the parties, Mobfox retains all right, title and interest in and to the Mobfox Services and any materials created, developed or provided by Mobfox in connection with the Agreement, including all Intellectual Property Rights related to each of the foregoing. As between the parties, Member retains all right, title and interest in and to the Members Services and any materials created, developed or provided by Member in connection with this Agreement, including all intellectual property rights related to each of the foregoing. If Member provides any feedback or suggestions to Mobfox, Member agrees to assign and hereby does assign all right, title and interest in and to such Feedback to Mobfox.

Annex B

Creative Guidelines

Prohibited Ads and Content:

1. Misleading or deceptive ads, services or products, including but not limited to: ads that impersonate a system message, error warning, fake buttons, impersonate another app/software, missed message/call or chat window, state or imply that the user is at imminent risk of getting a virus, or that they already have one, violate copyright or trademarked content, make untrue statements;

2. Sexual content, pornographic, nudity (full, partial or implied);

3. Alcohol, tobacco, drugs;

4. Firearms;

5. Violence, offensive or hateful speech and visuals;

6. False representation of brands, trademarks or celebrities without expressed; endorsement of the advertiser's product

7. Contain, install, link to, or prompt the download of any malware;

8. Initiate a download of any type of file without a landing page;

9. Auto redirect the user to a landing page without requiring a click through or other interaction;

10. Be unclear on what the offer is, or banner does not match the landing page;

11. Landing page does not work properly;

12. Have excessive animations, flashing or shaking;

13. Gambling (Permissible in the following countries only: UK, CA, ES, AU, DE, FR, IT, JP).

Creative Guidelines Penalties:

Without derogating from any other right of Mobfox pursuant to the Agreement or the applicable law, Advertisers will have their accounts suspended or terminated if the following violations occur:

1. Account suspensions:

2. Repeated uploads of creative and/or landing pages that have previously been rejected by our compliance team. If a campaign, creative or landing page has been rejected, do not resubmit it.

3. Immediate Account Termination:

4. "Bait and swapping" landing pages: The landing page design that was originally used for campaign approval must never change.

5. Malware / Spyware / Virus: The creative or landing page initiates directly or indirectly the installation of any malware, spyware, Trojan, or other virus to the user's device.

6. Apply penalties or claim liquidated damages.

Annex C

Data Protection Addendum

This Personal Information Processing Addendum ("**Addendum**") reflects the parties' agreement on the Processing of Personal Information (as defined below). For the purposes of this DPA, you will be addressed as a "Demand Partner".

All capitalized terms not defined herein will have the meaning set forth in the Agreement. All terms under the Agreement apply to this Addendum, except that the terms of this Addendum will supersede any conflicting terms under the Agreement.

Mobfox and Demand Partner agree on complying with the following provisions with respect to Personal Information processed by Demand Partner as part of the service provided by Demand Partner to Mobfox under the Agreement (the "**Service**").

1. <u>DEFINITIONS</u>

1.1. "**Affiliate**" means a corporation which directly controls or is controlled by or is under common control with Mobfox. As used in this section, control means direct ownership of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors.

1.2. "**Individual**" means a natural person to whom Personal Information relates, also referred to as "Data Subject" pursuant to EU data protection laws and regulations.

1.3. "**Mobfox**" means Mobfox US LLC and its Affiliates.

1.4. "**Mobfox Personal Information**" means any Personal Information that Mobfox transfers or makes available to Demand Partner, as part of the Service.

1.5. "**Personal Information**" means data about an identified or identifiable Individual, also referred to as "Personal Data" pursuant to EU data protection laws and regulations.

1.6. "**Privacy Laws and Regulations**" means the General Data Protection Regulation (Regulation (EU) 2016/679) ("GDPR") (when the GDPR becomes effective), the ePrivacy Regulation repealing Directive 2002/58EC ("EPR") (when the EPR becomes effective) and all laws, rules and regulations applicable to the relevant party and relating to the Processing of Personal Information under or in relation to the Agreement including, where applicable and the equivalent of any of the foregoing in any relevant jurisdiction.

1.7. "**Privacy Shield**" means the EU-US Privacy Shield Framework, as administered by the U.S. Department of Commerce and approved by the European Commission pursuant to Decision C(2016)4176 of July 12, 2016.

1.8. "**Process**" or "Processing" means any operation or set of operations which is performed upon Personal Information, whether or not by automatic means, such as collection, recording, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction.

2. ORDER OF PRECEDENCE.

The terms of this Addendum will prevail over any conflicting terms in the Agreement.

3. INFORMATION PROCESSING

3.1. Scope and Roles. This Addendum applies to all Personal Information Processed by Demand Partner as part of Demand Partner's provision of the Service. In this context, to the extent that Privacy Laws and Regulations apply to the Personal Information that Demand Partner Processes for Mobfox under the Agreement, Mobfox and its Affiliates are the data processor or data controller, and Demand Partner is engaged by Mobfox as a data processor or as another data processor, as applicable.

3.2. Demand Partner's Obligations. Demand Partner will: (1) process the Mobfox Personal Information only in accordance with Mobfox's documented instructions (except to the extent Demand Partner is otherwise required by applicable law and provided that, unless prohibited by applicable law, Demand Partner will notify Mobfox of such requirement before such Processing); (2) without limiting the aforesaid or any other provision under this DPA - not merge any data containing device identifiable information ("DII") with data containing personally identifiable information (e.g., name, telephone number, email address and government issued IDs) and will not otherwise re-identify the individuals who are the subjects of the DII for personalized advertising without obtaining the individuals' prior (opt-in) consent; (3) ensure that all individuals engaged in the Processing of the Mobfox Personal Information under the Agreement are subject to strict obligations of confidentiality, non-disclosure and non-use in relation to such Personal Information for the duration of their Processing of the Mobfox Personal Information; (4) implement appropriate technical and organizational measures, as further provided in this Addendum, to ensure a level of security appropriate to the risk involved in Processing the Mobfox Personal Information pursuant to the Agreement and in accordance with good industry practice.

3.3. Use of Sub-Processors. Mobfox acknowledges and agrees that Demand Partner may engage with third-party service providers in the performance of the Service on Mobfox's behalf ("Sub-Processors"). All Sub-Processors to whom Demand Partner transfers Personal Information to provide the Service on behalf of Mobfox must enter into written agreements with Demand Partner or such other binding instruments that bind them by the same material obligations as stated in this Addendum.

3.4. Objection. Demand Partner will provide Mobfox with a written notice of Demand Partner's engagement with any additional data processor that will directly or indirectly process any Mobfox Personal Information on Mobfox customers' behalf. To ensure compliance with applicable Privacy Laws and Regulation, Mobfox may object to any such additional Sub-Processor. If Mobfox sends Demand Partner a written objection to the new Sub-Processor, Demand Partner will make commercially reasonable efforts to provide Mobfox the same level of service without the use of such Sub-Processor. Mobfox may terminate the Agreement upon a written notice to Demand Partner with immediate effect. If Demand Partner is unable to maintain the same level of service without the use of the Sub-Processor.

3.5. Responsibility and Liability. Demand Partner remains responsible and liable for all acts and omissions of all Sub-Processors as if they were its own and Demand Partner will ensure that each Sub Processor Demand Partner enters into an agreement which contains equivalent protections for the Mobfox Personal Information as are contained in this Addendum.

4. DEMAND PARTNER'S ASSISTANCE AND NOTICES

4.1. Assistance in Compliance. Demand Partner will cooperate with Mobfox and provide all necessary assistance to Mobfox in connection with –

4.1.1. Any required notification to Mobfox clients, supervising authorities or Individuals as applicable, taking into account the nature of Processing and the information available to Demand Partner.

4.1.2. Impact assessments and prior consultation that Mobfox conducts;

4.1.3. Mobfox's GDPR-related demonstration of compliance;

4.1.4. Requests to exercise data subjects' rights, complaints and inquiries pursuant to section 4 to this Addendum;

If at Mobfox's discretion Demand Partner cannot provide sufficient assistance, Mobfox may terminate this Addendum and Agreement, or those portions of the Service which cannot be provided without the requested assistance and Mobfox will receive a pro-rated refund of applicable pre-paid fees or a pro rata reduction of future fees, if and to the extent that Mobfox has an interest in the Service in the then current form.

4.2. Demand Partner Notices. Unless prohibited under applicable laws, Demand Partner will notify Mobfox immediately of:

4.2.1. Any violation by Demand Partner, or anyone on Demand Partner's behalf of any provision under this Addendum or a Mobfox instruction pursuant thereof;

4.2.2. Any official competent supervisory proceedings regarding the Processing of the Mobfox Personal Data conducted by Demand Partner;

4.2.3. Any legal or factual circumstances preventing Demand Partner from executing any of Mobfox's instructions under the terms of this Addendum; and

4.2.4. Any material changes impacting the technical and organizational security measures implemented by Demand Partner which cause such measures to fall short of Demand Partner's data security obligations under this Addendum.

4.3. Instructions for Demand Partner's Processing of Personal Information. Demand Partner will only Process the Mobfox Personal Information in accordance with Mobfox's instructions. Mobfox hereby instructs Demand Partner to Process the Mobfox Personal Information for placing bids via the Service and Demand Partner may retain such Personal Information only as necessary to fulfill its obligations under this Addendum and the Agreement. Any use, disclosure, transfer or other processing of Personal Information without Mobfox's prior written permission or as permissive under this Addendum, including by way of permitting access to, use by, or any other processing by Demand Partner's affiliates, agents, vendors, customers, partners and other third parties, is strictly prohibited.

5. RIGHTS OF INDIVIDUALS

5.1. Inquiries, requests and complaints. Demand Partner will provide all reasonable and timely assistance to Mobfox, to enable Mobfox to respond to: (i) supervising authorities or Individuals requests for assistance in relation to any request from an Individual to exercise any of the Individual's rights under Privacy Laws and Regulations; and (ii) any other correspondence, inquiry or complaint received from an Individual (or on an Individual's behalf), supervising authority and other regulators, or competent authorities in connection with the Processing of the Mobfox Personal Information under the Agreement.

5.2. Information obligation. If any such communication related to the Processing of the Mobfox Personal Information is made directly to Demand Partner, Demand Partner will promptly inform Mobfox about such communication, provide Mobfox all related details and will not respond to the communication unless specifically required by applicable Privacy Laws and Regulations or authorized by Mobfox.

6. DEMAND PARTNER PERSONNEL

6.1. Limitation of Access. Demand Partner will ensure that Demand Partner's access to the Mobfox Personal Information is limited only to those personnel who require such access to perform the Agreement.

6.2. Confidentiality. Demand Partner will impose appropriate contractual obligations upon its personnel engaged in the Processing of the Mobfox Personal Information, including relevant obligations regarding confidentiality, data protection and data security. Demand Partner will ensure that its personnel engaged in the Processing of the Mobfox Personal Information are informed of the confidential nature of the Mobfox Personal Information, have received appropriate training in their responsibilities, and have executed written confidentiality agreements.

7. DISCLOSURE TO COMPETENT AUTHORITIES

Demand Partner may disclose the Mobfox Personal Information if required by a subpoena or other judicial or administrative order, stock exchange or if otherwise required by law.

8. TRANSER OF PERSONAL INFORMATION

8.1. Adequacy obligation. At all times, Demand Partner will provide an adequate level of protection for the Personal Information, wherever processed, in accordance with the requirements of applicable Privacy Laws and Regulations.

8.2. Adequacy Safeguard. Demand Partner will not process or transfer any Personal Information related to Individuals in the European Economic Area ("EEA"), to other territories, unless the transfer of the Personal Information is made: (i) to a territory which was formally recognized by the European Commission as providing adequate protection to Personal Information ("Adequacy Recognition"); or, (ii) pursuant to a Personal Information transfer instrument, as further provided in this section 8.

8.3. Standard Contractual Clauses. If required and applicable, Demand Partner and Mobfox may enter into and sign the COMMISSION DECISION of 5 February 2010 on standard contractual clauses for the transfer of personal data to processors established in third countries under Directive 95/46/EC of the European Parliament and of the Council (notified under document C(2010) 593) (Text with EEA relevance) (2010/87/EU).

8.4. Privacy Shield. If Demand Partner is self-certified with Privacy Shield, applicable, then Demand Partner represents and warrants that Demand Partner complies with the principles of the Privacy Shield and will maintain its self-certification to and compliance with the principles of the Privacy Shield throughout the term of Agreement.

8.5. Personal Information Arrangements. From time to time, Mobfox may require Demand Partner to enter into such other Personal Information arrangements, as may be required pursuant to other applicable Privacy Laws and Regulations, and Demand Partner will comply with such requirements.

8.6. Sub-Processing Adequacy. Demand Partner will downstream the obligations for transferring Personal Information under this section 8, as required under applicable Privacy Laws and Regulations, by entering into an appropriate onward transfer agreements with all relevant Demand Partner's agents (as this term is referred to under the Privacy Shield principles), other data processors (as this term is referred to under the GDPR), or equivalents to agents or other data processors under applicable Privacy Laws and Regulations, to whom Demand Partner transfers the Mobfox Personal Information.

8.7. Future Adequacy. As applicable, if: (i) the Privacy Shield is invalidated; (ii) Demand Partner or any of its agents are no longer able to continue complying with the principles of the Privacy Shield; (iii) the Adequacy Recognition is invalidated or otherwise terminated; (iii) the Standard Contractual Clauses are invalidated or no longer in effect; (iv) any other Personal Information transfer safeguard is no longer in effect for any reason, then Demand Partner will take such alternative lawful measures, as may be available and applicable, to continue facilitating the lawful transfer of Mobfox Personal Information by Demand Partner, and by Demand Partner's agents, other data processors, or equivalents thereof.

8.8. Termination for Inadequacy. If Demand Partner is unable to provide an alternative measure to continue transferring Mobfox Personal Information, then Mobfox may terminate the Addendum and Agreement, or those portions of the Service which cannot be provided without the transfer of the Mobfox Personal Information, upon a written notice with immediate effect, and Mobfox will receive a pro-rated refund of applicable pre-paid fees or a pro rata reduction of future fees, if and to the extent that Mobfox has an interest in the Service in the then current form.

9. SECURITY

9.1. Security Controls. Demand Partner will establish, implement, and maintain an information security program that includes administrative, physical and technical safeguards for the protection of the security, confidentiality and integrity of the Mobfox Personal Information, pursuant to Demand Partner's information security policy and in accordance with applicable Privacy Laws and Regulations, including without limitation safeguards related to: physical and environmental security measures, information transmission, periodic risk assessments, passwords, access control and authorization, responsibilities and accountability, encryption algorithms, secured software, web security, development and maintenance, incident management, fault and intrusion detection, training, Demand Partners' security audits, secured information destruction and disposal, mitigation of vulnerabilities, back-up and business continuity, host services monitoring, employees confidentiality and background checks.

9.2. Additional Security Measures. Demand Partner will use its best efforts, upon Mobfox's written requests from time to time, to take additional steps to secure the Mobfox Personal Information and provide Mobfox with records and documentation related thereto.

9.3. Certification. Mobfox may be satisfied with receiving Demand Partner's in-effect information security certifications (e.g., ISO 27001 and SOC reports), risk assessments, vulnerability tests and penetration tests reports, and such other documentation that Mobfox may request from Demand Partner to demonstrate Demand Partner's current status of information security safeguards.

9.4. Monitoring and Consistency Requirement. Demand Partner will regularly monitor compliance with these safeguards. Demand Partner will not materially decrease the overall security of the Service during the term of the Agreement.

10. POLICIES AND AUDITS

Demand Partner will permit and contribute to any data audits reasonably required by Mobfox upon Mobfox's written request. Any on premise audits are subject to a thirty (30) days prior written notice, not more than once a year, during normal business hours and on Mobfox expense. Notwithstanding, an audit following a Security Incident, as further defined below, on Demand Partner's or on Demand Partner third parties' information systems, will not be subject to the above limitations.

11. SECURITY BREACH MANAGEMENT AND NOTIFICATION

11.1. Breach Prevention and Management. Demand Partner will maintain security incident management policies and procedures in accordance with applicable Privacy Laws and Regulations and will, to the extent permitted by law, notify Mobfox immediately of any actual or reasonably suspected unauthorized access to, acquisition of, or disclosure of the Mobfox Personal Information, by Demand Partner or its Affiliates or agents of which Demand Partner becomes aware (a "Security Incident").

11.2. Breach Notification and Mitigation. In the event that Demand Partner detects or in the event that facts justify the assumption that (i) Mobfox Personal Information processed by Demand Partner on Mobfox's behalf has been unlawfully transmitted or (ii) third parties have gained access to such data or (iii) the integrity or confidentiality of Mobfox Personal Information has been compromised in any other way, Demand Partner will give Mobfox without undue delay written notification specifying the date and time, nature, and extent of the incident. The notice will also include a description of potential consequences and potential adverse effects of the incident. Furthermore, Demand Partner will inform Mobfox about the measures it has taken in order to remediate the risks

involved with the incident, to mitigate potential adverse effects and to prevent the occurrence of a similar incident in the future.

11.3. Remediation. Upon becoming aware of a Security Incident, Demand Partner will provide all such timely information and cooperation as Mobfox may require in order for Mobfox to fulfil its data breach reporting obligations under (and in accordance with the timescales required by) Privacy Laws and Regulations. Demand Partner will further take all such measures and actions as are necessary to remedy or mitigate the effects of the Security Incident and will keep Mobfox informed of all developments in connection with the Security Incident. Demand Partner will not notify any third parties of a Security Incident affecting the Mobfox Personal Information unless and to the extent that: (i) Mobfox has agreed to such notification, and/or (ii) notification is required to be made by Demand Partner under applicable Privacy Laws and Regulations and then, in each case, Demand Partner will keep Mobfox informed of the status of such notification and any response from any such third parties, unless such notification is prohibited to Demand Partner under applicable laws or regulations.

12. DELETION AND RETENTION OF PERSONAL INFORMATION

Upon termination or expiry of the Agreement, Demand Partner will (at Mobfox's election) destroy or return to Mobfox all copies of the Mobfox Personal Information (including all copies of the Mobfox Personal Information) in its possession or control (including all back-ups and any Mobfox Personal Information subcontracted to a third party for Processing). This requirement will not apply to the extent that Demand Partner is required by any applicable law to retain some or all of the Mobfox Personal Information, in which event Demand Partner will isolate and protect the Mobfox Personal Information from any further Processing except to the extent required by such law. Demand Partner will state in writing that it has completed the deletion of the Mobfox Personal Information from its systems and send such confirmation to **PrivacyCompliance@mobfox.com** without undue delay.

13. LAWFULNESS OF PERSONAL INFORMATION

If Demand Partner collects Personal Information for or on behalf of Mobfox, or provides, or otherwise makes available Personal Information to Mobfox, then the following terms of this section 13 will apply:

13.1. Evidence Obligations. At Mobfox's request, Demand Partner will provide supporting evidence, to demonstrate that: (i) Demand Partner collects, obtains and processes Personal Information lawfully, without violating any third parties' rights, contractual obligations or Privacy Laws and Regulations; (ii) Demand Partner has all rights, consents, authorization and title to grant the rights and permissions to use the Personal Information under the terms of the Agreement; (iv) Processing and use of the Personal Information by Mobfox and modification thereof by Mobfox's clients under the terms of the Agreement will not violate the Individuals' rights and other third parties, including without limitation privacy, data protection, good-will, good name, publicity, confidentiality and intellectual property rights.

13.2. Disclosure Notification. Without limiting the aforesaid, Demand Partner confirms, and at Mobfox's request will demonstrate that all Individuals received appropriate disclosures and notifications, as required under Privacy Laws and Regulations, including for the use, distribution and trans-border transfer of Personal Information, which encompasses the use of the Personal Information under the terms of the Agreement. Where a third party provided the notices to the Individuals and received their consent, Demand Partner will bear sole responsibility to verify and will be able to demonstrate that the notices and consents were sufficient for the purposes of use under the terms of the Agreement and adequate pursuant to Privacy Laws and Regulations.

13.3. Termination Right. Without limitation to any rights and remedies available to Mobfox under the applicable law, Customer may terminate this Agreement upon a notice to Mobfox with immediate effect, upon a failure by Demand Partner to meet any of the above representations and warranties.

14. DEMAND PARTNER RESPONSIBILITIES AND INDEMNIFICATION

14.1. Demand Partner guarantees the prompt and satisfactory performance of its obligations and responsibilities under this Addendum by Demand Partner and Demand Partner agrees that it will be responsible for all costs associated with its compliance of such obligations. Demand Partner is responsible and liable for its acts and omissions under this Addendum.

14.2. Demand Partner will defend, indemnify and hold Mobfox, its officers, directors, employees, contractors and agents harmless from and against any and all third-party claims, demands, losses, damages or expenses, including reasonable attorneys' fees and court costs, arising out of or in connection with any failure by Demand Partner to comply with the requirements under this Addendum.

15. TERM AND TERMINATION

15.1. Term. This Addendum is effective as of the same date that the Agreement is effective and will continue until the Agreement is expired or terminated, pursuant to the terms therein.

15.2. Termination. Mobfox may terminate the Agreement if the other party breaches the Addendum and does not cure such breach within five (5) days after receiving a written notice by Mobfox about the breach. Notwithstanding the forgoing, any Demand Partner confidentiality obligations under the Agreement and this Addendum will survive the termination of this Agreement.

16. DISCLOSURE OF THE ADDENDUM.

Demand Partner acknowledges that Mobfox may disclose this Addendum and any relevant privacy provisions in the Agreement to any supervisory authority, regulator or other competent authority, to the extent required under the applicable law.

17. MISCELLANEOUS

17.1. Any alteration or modification of this Addendum is not valid unless made in writing and executed by duly authorized personnel of both parties.

17.2. Invalidation of one or more of the provisions under this Addendum will not affect the remaining provisions. Invalid provisions will be replaced to the extent possible by those valid provisions which achieve essentially the same objectives.